Exhibit 99.2

Rigel Announces Pricing of Common Stock Offering

SOUTH SAN FRANCISCO, Calif. - July 15, 2005 – Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced the pricing of its public offering of 3,650,000 shares of common stock at a price of $20.75 per share. All of the shares are being offered by Rigel.  The underwriters have an option to purchase up to an additional 547,500 shares to cover over-allotments, if any. The offering is expected to close on July 20, 2005.

Credit Suisse First Boston and Lehman Brothers Inc. are acting as joint book-runners of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.  This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Credit Suisse First Boston, One Madison Avenue, Prospectus Department, New York, New York 10010-3629 (Telephone number 212-325-2580) and Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.

About Rigel

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. We have three product development programs: asthma/allergy, rheumatoid arthritis and cancer. Our strategy is to commence clinical trials with one lead compound each year and to develop a portfolio of product candidates for our own proprietary programs and with potential collaborative partners.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to complete a public offering and its strategy to commence additional clinical trials and to further develop a portfolio of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Rigel does not undertake any obligation to update forward-looking statements.